EXHIBIT 10.4

                        LETTER FOR APPLICATION FOR SHARES


From:      Pet Health Systems,Inc.
           4400 Route 9, 2nd Floor
           Freehold, NJ 07728

The Board of Directors
Europe Investor Direct.com Limited ("the Company")
27 Green Street
London

WE HEREBY APPLY for the issue of 100 ordinary shares of (pound)1.00 each in the capital of the Company ("the Shares") to be issued and (pound)1,522.47 per shares fully paid and hereby request you to allot such shares to us. The subscription funds totaling (pound)152,247 have already been transferred to you.

We agree to take the said shares on the terms set out below and otherwise subject to the Memorandum and Articles of Association of the Company and authorize you to enter my name in the register of members as the holder of the said shares.

In this letter, the term "Flotation" means the admission of ally or any of the equity share capital of the Company to trading on the alternative Investment Market of the London Stock Exchange or the admission of the same to, or the grant of permission for the same to be dealt in, any other recognized exchange or share market.

We agree that until such time as a flotation takes place (if at all) we will not dispose, charge or otherwise deal with the Shares.

In the event of the listing of a Flotation, we will:

(1) Vote in favor of any resolutions which may be required to facilitate the same;

(2) Enter into irrevocable undertakings as to the subsequent disposal of the shares on such terms as the directors of the Company may require so as to comply with the regulatory requirements of the relevant exchange or as the brokers or advisors to the Company may require.

Dated:     January 19, 2000

PET HEALTH SYSTEMS, INC.


By:   /s/ Richard I.  Anslow
      RICHARD I.  ANSLOW, President